CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of Franklin Templeton International Trust on Form N-1A, File No. 033-41340, of our reports dated November 27, 2002, relating to the financial statements and financial highlights of Templeton Foreign Smaller Companies Fund, Templeton Pacific Growth Fund and Templeton Global Long-Short Fund which appear in the October 31, 2002 Annual Reports to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."



                               /s/ PricewaterhouseCoopers LLP
                               PricewaterhouseCoopers LLP


San Francisco, California
February 26, 2003